EXHIBIT 10.14





                           EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT dated as of December 1, 1994 by and between Lomas Financial Corporation, a Delaware corporation, (the "Company") and Robert R. Denton ("Executive").
          WHEREAS, the Company desires to employ Executive as Executive Vice President ("EVP"); and
          WHEREAS, the Company and Executive desire to enter into an agreement (the "Agreement") embodying the terms of such employment;
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:
          1. Term of Employment. Executive's employment by the Company shall be for a term (the "Employment Term") which shall commence on December 12, 1994 (the "Commencement Date") and shall terminate on June 30, 1996 (the "Initial Term"); provided that, beginning July 1, 1996 the Employment Term may be extended for successive one year periods (commencing on July 1 and terminating on June 30) if not earlier than 120 days and not later than 60 days prior to any such July 1, the Company or Executive shall have given notice to the other party that he or it desires to extend the Employment Term. Notwithstanding the foregoing, the Employment Term shall terminate in any and all events upon the termination of Executive's employment hereunder.
          2. Position. (a) During the Employment Term Executive shall serve as EVP of the Company. Executive shall report directly to the chief executive officer of the Company and shall have such duties and authority as shall be determined from time to time by the chief executive officer and the Board of Directors of the Company (the "Board"); provided that such duties shall be consistent with those of an executive vice president.
          (b) During the Employment Term, Executive shall devote substantially all of his business time and best efforts to the performance of his duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise; provided that Executive may continue his present ownership or other present interests in Pegasus Investment Advisors, Inc. and Woodward Securities Corporation as long as Executive's attention to such other interests do not materially detract him from devoting his full attention to his duties to the Company hereunder.
          (c) Executive shall be permitted to reside in the location of his choice, but shall spend as much time in Dallas, Texas as he deems necessary to perform his duties hereunder.
          3. Base Salary. During the Employment Term, the Company shall pay Executive an annual base salary (the "Base Salary") at an initial rate of $250,000, payable in arrears, in accordance with the usual payment practices of the Company. Executive's Base Salary shall be subject to annual increases equal to not less than the greater of the increase in the National Consumer Price Index for All Urban Consumers as of the close of the preceding twelve-month period and 5%; provided that for the fiscal year beginning July 1, 1995, such annual increase shall be equal to not less than the greater of one-half of the increase in such Consumer Price Index as of the close of the preceding twelve-month period and 2 1/2%.
          4.  Incentive Compensation.
          (a) During the Employment Term, Executive shall be eligible to receive, in addition to his Base Salary, an annual bonus (the "Bonus") equal to up to 50% of Base Salary for such fiscal year, payable by July 15 of the following fiscal year, based upon personal and corporate goals and objectives agreed upon by Executive and the Company prior to July 1 of such fiscal year. For the period from December 1, 1994 through June 30, 1995, Executive shall receive a guaranteed bonus equal to $62,500 plus any additional amounts the Board may deem appropriate based upon personal and corporate performance.
          (b) Executive shall be eligible to participate in the Company's 1993 Intermediate and Long-Term Incentive Plan (the "Plan"). Effective as of the Commencement Date, Executive shall have been granted 100,000 phantom shares of common stock of the Company under the Plan. Such phantom shares shall entitle Executive to receive a payment with respect to each fiscal year in the Employment Term equal to the increase in value of such shares during such year, determined based on the excess, if any, of (i) the average of the closing prices of a share of common stock of the Company for the 30 day period immediately preceding June 30 of such fiscal year, as listed in the Wall Street Journal, over (ii) the "Base Value", which payment shall be made by July 15 of the following fiscal year. The initial Base Value of such shares shall be the closing price of a share of common stock of the Company on December 6, 1994, as listed in the Wall Street Journal. The Base Value shall be reset as of June 30 of any fiscal year if the average of the closing prices of a share of common stock for the 30 day period immediately preceding June 30 as listed in the Wall Street Journal is higher than the Base Value of such shares during the previous fiscal year. The new Base Value from and after such date (subject to further adjustment in accordance with this Section 4) shall be such closing price.
          5. Employee Benefits. During the Employment Term, Executive shall be provided employee benefits (the "Employee Benefits") as shall be maintained by the Company from time to time on the same basis as the other senior executives of the Company.
          6. Business Expenses and Perquisites. (a) The Company shall reimburse such of Executive's travel, entertainment and other business expenses as are reasonably and necessarily incurred by Executive during the Employment Term in the performance of his duties hereunder, in accordance with the Company's policies as in effect from time to time. During the Employment Term, the Company shall (i) reimburse Executive for travel expenses incurred for one round trip airline fare per week between Dallas and Detroit to be used by either Executive or his spouse, (ii) furnish Executive with a suitable furnished Dallas apartment or condominium and an automobile in Dallas, Texas and (iii) furnish Executive with office facilities (including secretarial support) in the metropolitan Detroit, Michigan area commensurate with the Executive's needs, taking into account the proportion of his business time spent in such location. To the extent any expenditure under this paragraph 6 is reportable by Executive and the Company as "wages", Executive shall be entitled to receive additional compensation commensurately to cover Executive's tax liability resulting from such reporting and from the receipt of any such additional compensation.
          7. Termination. Except as provided in this Section 7, upon a termination of employment Executive shall be entitled to no other payment or benefit under this Agreement or any other plan or program of the Company, and the entitlements described in this Section 7 shall be his exclusive entitlements in the event of termination of employment.
          (a)  For Cause by the Company.
          (i) Subject to the notification and cure provisions of subparagraph (ii) of this Section 7(a), Executive's employment hereunder may be terminated by the Company for "Cause". For purposes of this Agreement, "Cause" shall mean (A) Executive's willful and continued failure substantially to perform his duties hereunder, including duties directed by the Board consistent with the provisions of Section 2(a), (other than as a result of total or partial incapacity due to physical or mental illness), (B) material dishonesty in the performance of Executive's duties hereunder, (C) an act or acts on Executive's part constituting a felony under the laws of the United States or any state thereof, excluding acts imputed to Executive by reason of his position as EVP of the Company, or (D) any other willful act or omission which is materially injurious to the Company and its subsidiaries and affiliates, taken as a whole, financially or otherwise (including but not limited to breach of the non-competition and confidentiality covenants set forth in Sections 8 and 9 hereof). For purposes of subparagraph (D), an act or failure to act, on the part of Executive, shall be deemed "willful" if done, or omitted to be done, by Executive not in good faith and without a reasonable belief that the act or omission was in or not opposed to the best interests of the Company.
          (ii) If the Company proposes to terminate Executive's employment hereunder for Cause pursuant to clause (A) of Section 7(a)(i), the Company shall give Executive written notice in accordance with Section 7(f). Such notice shall be given with sufficient particularity that Executive will have an opportunity to correct the situation to the reasonable satisfaction of the Company within 60 days. If such correction is not so made, the Company may, within 60 days after the expiration of the time within which Executive had the opportunity to correct such situation, give written notice to Executive that it is terminating his employment for Cause effective forthwith with the effect stated in this Section 7(a).
          (iii) If Executive is terminated for Cause, he shall be entitled to receive (i) his Base Salary through the date of termination, (ii) a prorated portion (based on the number of days in such fiscal year prior to the date of termination) of the Bonus, if any, determined in accordance with Section 4(a), for the fiscal year in which employment is terminated that Executive would have received had he remained employed through the end of such fiscal year, payable at the time such Bonus would have been paid absent such termination and (iii) a prorated portion (based on the number of days in such fiscal year prior to the date of termination) of any amounts due with respect to Executive's phantom shares, determined in accordance with Section 4(b) (except that the phantom share payment shall be determined by reference to the price of a share of common stock as of the close of trading on the date of termination rather than at the end of the fiscal year), as if Executive had remained employed through the end of such fiscal year, payable at the time such amounts would have been paid absent such termination. All other benefits due Executive following Executive's termination of employment pursuant to this Subsection 7(a) shall be determined in accordance with the plans, policies and practices of the Company.
          (b) Disability or Death. Executive's employment hereunder shall terminate upon (i) his death or (ii) at the Company's election if Executive becomes physically or mentally incapacitated and is therefore unable for a period of 6 consecutive months or for an aggregate of 9 months in any 24 consecutive month period to perform his duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.
          Upon termination of Executive's employment hereunder by reason of death, Executive's estate shall receive (i) continued payment of his Base Salary at the rate in effect at the time of Executive's death through the end of the month in which his death occurs, (ii) a prorated portion (based on the number of days in such fiscal year prior to the date of termination) of the Bonus, if any, determined in accordance with Section 4(a), for the fiscal year in which employment is terminated that Executive would have received had he remained employed through the end of such fiscal year, payable at the time such Bonus would have been paid absent such termination and (iii) a prorated portion (based on the number of days in such fiscal year prior to the date of termination) of any amounts due with respect to Executive's phantom shares, determined in accordance with Section 4(b) (except that the phantom share payment shall be determined by reference to the price of a share of common stock as of the close of trading on the date of termination rather than at the end of the fiscal year), as if Executive had remained employed through the end of such fiscal year, payable at the time such amounts would have been paid absent such termination. Upon termination of Executive's employment hereunder by reason of Disability, Executive shall receive (i) continued payment of his Base Salary through the date on which Executive is first eligible to receive payment of disability benefits in lieu of Base Salary to the maximum extent permitted under the Company's employee benefit plans as then in effect, (ii) the Bonus, if any, determined in accordance with Section 4(a), for the fiscal year in which employment is terminated that Executive would have received had he remained employed through the end of such fiscal year, payable at the time such Bonus would have been paid absent such termination and (iii) any amounts due with respect to Executive's phantom shares, determined in accordance with Section 4(b) (except that the phantom share payment shall be determined by reference to the price of a share of common stock as of the close of trading on the date of termination rather than at the end of the fiscal year), as if Executive had remained employed through the end of such fiscal year, payable at the time such amounts would have been paid absent such termination. All other benefits due Executive following Executive's termination by reason of Disability or death shall be determined in accordance with the plans, policies and practices of the Company.
          (c) Without Cause by the Company. If Executive's employment is terminated by the Company without "Cause" (other than by reason of death or Disability), subject to compliance with the provisions of Sections 8 and 9 below, Executive shall receive (i) continued payment of Base Salary through the balance of the Employment Term (assuming no such termination of employment), (ii) (A) a prorated portion (based on the number of days in such fiscal year prior to the date of termination) of the Bonus, if any, determined in accordance with Section 4(a), for the fiscal year in which employment is terminated that Executive would have received had he remained employed through the end of such fiscal year and (B) if, after Executive has given notice pursuant to Section 1 of the Agreement that he desires to extend the Employment Term, Executive' employment is terminated in the 60 day period prior to the end of the applicable fiscal year, 50% of the Bonus that he received for the fiscal year in which his employment is terminated, in each case payable at the time such Bonus would have been paid absent such termination, (iii) any amounts due with respect to Executive's phantom shares, determined in accordance with Section 4(b), as if Executive had remained employed through the end of the Employment Term, payable at the time such amounts would have been paid absent such termination and (iv) to the extent permitted by the relevant plans, continued provision of health and welfare benefits through the balance of the Employment Term (assuming no such termination of employment). All other benefits due Executive following Executive's termination of employment by the Company without Cause shall be determined in accordance with the plans, policies and practices of the Company.
          (d) Termination by Executive. Subject to the notification and cure provisions of this Section 7(d), Executive may terminate his employment for Good Reason pursuant to this Section 7(d) and thereupon shall be entitled to the same payments and benefits as described in Section 7(c) above. For purposes of this Section 7(d), "Good Reason" shall mean the occurrence of any of the following events without the prior written consent of Executive: (i) removal of Executive from his position as EVP other than for Cause, death or Disability, (ii) a failure by the Company to pay Executive any amounts due hereunder or (iii) a material reduction or change inconsistent with the provisions of Section 2(a) in Executive's duties and responsibilities.
          If Executive proposes to terminate his employment for Good Reason pursuant to this Section 7(d), he shall give the Company written notice in accordance with Section 7(f). Such notice shall be given with sufficient particularity that the Company will have an opportunity to correct the situation to the reasonable satisfaction of Executive within 60 days. If such correction is not so made, Executive may, within 60 days after the expiration of the time within which the Company had the opportunity to correct such situation, give written notice to the Company that he is terminating his employment for Good Reason effective forthwith with the effect stated in this Section 7(d).
          If Executive terminates his employment hereunder other than for Good Reason as defined in this Section 7(d), he shall be entitled to receive the payments and benefits to which he would be entitled in the event of a termination of employment by the Company for Cause.
          (e) Termination as a Result of Non-Renewal of the Employment Term. If Executive's employment with the Company terminates by reason of the expiration or non-renewal of the Employment Term, Executive shall be entitled to receive Base Salary, Bonus, if any, and any amounts due with respect to his phantom shares through the end of the Employment Term. All other benefits due Executive following Executive's termination of employment pursuant to this Subsection 7(a) shall be determined in accordance with the plans, policies and practices of the Company.
          (f) Notice of Termination. Any purported termination of employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(h) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
          8. Non-Competition. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees that:
          (a) During the Employment Term, Executive shall not enter into any competitive endeavors with and shall not undertake any commercial activity which is contrary to the best interests of the Company, including becoming an employee, owner (except for passive investments of not more than 1% of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent or director of any firm or person in any geographic area in which the Company or any of its affiliates conducted any such competing line of business; provided that Executive's present ownership or other present interests in Pegasus Investment Advisors, Inc. and Woodward Securities Corporation shall not be deemed a breach of this Section 8(a).
          (b) During the Employment Term and for a period of one year after termination of Executive's employment, Executive shall not directly or indirectly knowingly, or under circumstances in which he reasonably should have known, induce any employee of the Company to engage in any activity in which Executive is prohibited from engaging by Section 8(a) above or to terminate his employment with the Company and shall not directly or indirectly knowingly, or under circumstances in which he reasonably should have known, employ or offer employment to any such person unless such person shall have ceased to be employed by the Company and such cessation of employment shall have occurred at least 3 months prior thereto, except that Executive may employ or offer employment to any person whose employment was terminated by the Company (other than at the direction of Executive).
          9. Confidentiality. Executive shall not, during the Employment Term or thereafter, without the prior written consent of the Board, use, divulge, disclose or make accessible to any other person, firm, partnership or corporation any Confidential Information, as hereinafter defined, except
(i) while employed by the Company in the business of and for the benefit of the Company or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative body or legislative body, including a committee thereof, with jurisdiction to order him to divulge, disclose or make accessible such Information; provided, that in the case of any such requirement or purported requirement Executive shall provide written notice to the Company prior to producing such Information, which notice shall be given at least 10 days prior to the producing of such Information, if practicable, so that the Company may seek a protective order or other appropriate remedy. For purposes of this Agreement, "Confidential Information" shall mean all non-public information concerning the business of the Company, including, without limitation, information relating to its financial products, product development, customer lists, relationships with customers, other information about or provided by customers, financial information, business and marketing plans and strategies, operating policies and manuals, securities positions, and current or prospective transactions, except for specific items which become publicly available information other than through a breach by Executive of his fiduciary duty or any confidentiality agreement, including without limitation this Section
9. Executive agrees that upon termination of his employment hereunder for any reason, he shall return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company, except that he may retain personal notes, notebooks and diaries. Executive further agrees that he shall not retain or use for his account at any time any trade name, trademark, service mark or other proprietary business designation used or owned in connection with the business of the Company.
          10.  Specific Performance and Other Remedies.   Executive
acknowledges and agrees that the Company has no adequate remedy at law for a breach or threatened breach of any of the provisions of Sections 8 or 9 and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company (i) without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and (ii) shall have no further obligation to make any payments to Executive. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.
          11. Sale of the Company. Upon a termination of employment by either party within one year of the consummation of a "Sale" of the Company, Executive shall be entitled to receive a lump sum payment consisting of (i) payment of Base Salary through the balance of the Employment Term (assuming no such termination of employment), (ii) 100% of the Bonus that Executive would have been eligible to receive through the balance of the Employment Term (assuming no such termination of employment and assuming all applicable performance goals were satisfied) and (iii) any amounts due with respect to Executive's phantom shares through the date of the consummation of the Sale, determined in accordance with Section 4(b) (except that the phantom share payment shall be determined by reference to the price of a share of common stock as hereinafter set forth rather than at the end of the fiscal year). For purposes of determining amounts due under this Section 11 with respect to Executive's phantom shares, in the case of a stock purchase, the stock price shall be the price per share of common stock received by (or imputed to) the shareholders of the Company in connection with any such transaction, if applicable, or, if no such transaction price is determinable, the stock price shall be the average of the closing prices of a share of common stock of the Company for the 30 day period immediately preceding the date of the Sale as listed in the Wall Street Journal.
          For purposes of this Agreement, the term "Sale" shall mean the occurrence of any one of the following events:
          (i) (A) (x) any "person" (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (the "Act")) subject to the reporting requirements of Sections 13(d) or 13(g) of the Act with respect to the Company increases its "beneficial ownership" (as such term is used in Rule 13d-3 promulgated under the Act) of voting securities of the Company by 20 or more percentage points or
               (y) any other "person" becomes a "beneficial owner" of 20% or more of the voting securities of the Company, and
          (B) at any time during the period beginning upon the occurrence of an event described in clause (A) above and ending on the later of (i) the date which is six months after the date of such occurrence and (ii) the meeting of the Company's shareholders next following such occurrence, nonemployee directors of the Board on the Commencement Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the nonemployee directors of the Board; provided that any individual becoming a nonemployee director subsequent to the Commencement Date whose appointment or election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
          (ii) all or substantially all of the business or assets of the Company is disposed of pursuant to a merger, consolidation or other transaction.
          12. Indemnification. The Company shall indemnify Executive against liabilities incurred as a result of or in connection with any actions taken or omitted to be taken in the performance of his duties hereunder to the fullest extent permitted by Delaware law. Executive acknowledges that the Company's Certificate of Incorporation currently provides such indemnification to its officers and directors.
          13.  Miscellaneous.
          (a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS.
          (b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
          (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.
          (d) Severability. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 8 and 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory restriction in Section 8 or any other restriction contained in Section 8 or 9 is an unenforceable restriction against Executive, such provision shall not be rendered void but shall be deemed amended to apply to such maximum time and territory, if applicable, or otherwise to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in Section 8 or 9 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. In the event that any one or more of the other provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
          (e)  Assignment.   This Agreement shall not be assignable by
Executive and shall be assignable by the Company only with the consent of Executive.
          (f) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto.
          (g) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when faxed or delivered or two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided that all notices to the Company shall be directed to the attention of the General Counsel with a copy to the Secretary of the Company; and provided further that a copy of all notices to Executive shall be sent to:

                    Mark K. Rabidoux, Esq.
                    Jaffe, Raitt, Heuer & Weiss
                    One Woodward Avenue, Suite 2400
                    Detroit, Michigan 48226

          (h) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
          (i) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.
          (j) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
          (k) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                         EXECUTIVE


                         /S/ ROBERT R. DENTON
                         -------------------------------
                         Robert R. Denton





                         COMPANY

                         LOMAS FINANCIAL CORPORATION



                         By:/S/ JESS HAY
                            ----------------------------
                            Name:  Jess Hay
                            Title: Chairman and Chief Executive Officer
                         Lomas Financial Corporation
                         1600 Viceroy Drive
                         Dallas, Texas  75235